UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.  )

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Nxt-ID, Inc.

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EXPLANATORY NOTE

On September 30, 2021, Nxt-ID, Inc. (the “Company”) updated the information on the “Investors Relations - Overview” page on its website, https://www.nxt-id.com/ (the “IR Page”) to include a message to the Company’s stockholders regarding the Company’s upcoming Special Meeting of Stockholders scheduled to be held on Friday, October 15, 2021 (the “Special Meeting”). In addition, on October 1, 2021, the Company updated the “Proxy FAQ” page on its website dedicated to the Special Meeting, https://www.votefornxt-id.com/ (the “Proxy FAQ”) to include additional information in order to answer potential questions that the Company’s stockholders may have regarding the Special Meeting.

Also on October 1, 2021, the Company initiated a text message campaign, the purpose of which was to provide the Company’s stockholders with a text (the “Text”) regarding the Special Meeting and to encourage stockholders to vote for each of the two proposals included in the Definitive Proxy Statement that the Company filed with the Securities and Exchange Commission (“SEC”) on September 17, 2021 (the “Definitive Proxy Statement”).

The updated IR Page, updated Proxy FAQ and Text each supplement the Definitive Proxy Statement and the Definitive Additional Materials filed with the SEC on September 21, 2021, September 27, 2021, September 29, 2021 and September 30, 2021.

Below is a copy of the updated IR Page:

Recent News

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Date	Title and Summary
Sep 29, 2021	Nxt-ID Sends Letter To Shareholders Urging Them To Vote "For" Reverse Stock Splits
Sep 27, 2021	Leading Independent Proxy Advisory Firms Glass Lewis and ISS Both Recommend NXT-ID Shareholders Vote "FOR" Proposed Reverse Stock Splits
Sep 20, 2021	Nxt-ID, Inc. Revises Date For Special Shareholder Meeting To Vote On Important Reverse Stock Split
Sep 15, 2021	Nxt-ID, Inc. Announces Pricing of $12.5 Million Underwritten Public Offering

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- Q2 2021 Press Release
- Q2 2021 Earnings Webcast
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Below is a copy of the updated Proxy FAQ:

instructions to cast a vote.

If your shares are held in "street name" (that is, in the name of a bank or broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. **Internet voting will also be offered to shareholders owning shares through most banks and brokers.** If your shares are held with a brokerage firm or custodial bank, you are considered the "beneficial owner" of shares held in street name, and the proxy statement for the Special Meeting was mailed or emailed to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. **As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account.**

However, holders of shares held in "street name" may not vote these shares in person at the Special Meeting unless such holders request and obtain a legal proxy from such bank, broker or other holder of record.

- When is the deadline to vote?

All votes must be received by October 14, 2021, at 11:59 PM EST.

However, if you are a stockholder of record, you may vote these shares in person at the Special Meeting, otherwise you must request and obtain a legal proxy from your broker or other agent.

- How will this vote affect me as a shareholder?

This reverse stock split would allow NXT-ID to continue to remain in compliance with Nasdaq's requirements and will provide shareholders with the opportunity to benefit from **future value creation, common stock trading liquidity and continued improved access to the capital markets** so that the Company can fund a new growth strategy designed to create long-term shareholder value.

- What happens if the reverse stock splits are not approved?

Without the reverse stock splits, we expect that our common stock **WILL BE DELISTED** as soon as October 18, 2021.

If our common stock is delisted from Nasdaq, this would adversely affect the trading liquidity and value of all of our securities, including our common stock, and as a result, **we would be required to rely on alternative markets, such as those operated by OTC Markets, for the continued trading of our common stock.**

These are less efficient and transparent markets, and many institutional investors likely would not buy or sell our common stock due to difficulty in accessing these markets, policies preventing them from trading in securities not listed on a national exchange or other reasons.

You will likely find it more difficult to sell, or to obtain accurate quotations in seeking to buy, our common stock in an over-the-counter market.

- Why should we vote "FOR" each of the proposals if the Company's previous attempt to effect a reverse stock split was not successful?

We have new leadership, unconnected to prior management, which has a plan to grow the Company by developing and delivering new strategies and products.

The Company believes that one of the best ways to fund its new growth strategy and create long-term shareholder value, is by remaining listed on Nasdaq. This will provide shareholders with the opportunity to benefit from future value creation and continued ease of trading of our common stock.

- What if I'm unhappy with the Company's past performance?

NXT-ID's new management team shares your concern. The reverse stock splits will help us continue to have improved access to capital and more favorable capital terms to pursue our new growth strategies. **Your Company has new leadership, with expertise in driving revenue, customer acquisition and partnerships, and has a plan to grow the Company by developing and delivering new strategies and products.**

Putting this plan into action requires capital. Remaining listed on Nasdaq will provide shareholders with the opportunity to benefit from **future value creation, trading liquidity of our common stock and continue to have improved access to the capital markets and more favorable capital terms so that the Company can fund a new growth strategy designed to create long-term shareholder value.**

Following the reverse stock splits, we expect that we will be better situated to use our shares as currency to grow the Company. Continuing to have improved access to capital will also allow us to support our technology development and meet the needs of a growing market.

None of this can be possible without your vote today "FOR" each of the reverse stock split proposals.

- What are the goals of the Company's new management?

Our goal is to drive revenue, customer acquisition and new strategic partnerships for NXT-ID. We believe we have the team that has the expertise to take advantage of the opportunity that is uniquely ours, and this team is working hard to deliver long-term value to shareholders. You can read more about the new leadership here.

We've already witnessed results over the last several months, including a recently secured contract with the U.S. General Services Administration, which gives NXT-ID the opportunity to put LogicMark products into the hands of many more who need them. We ask for your patience as we put into action our plan to grow the Company by developing and delivering new strategies and products.

- Is the company going to launch any new products?

We have recently launched a new 4G version of our core product and under new management, we have new product launches scheduled for as early as the first half of 2022. One of the reasons to vote **"FOR"** both of the reverse stock split proposals is to be able to share in the potential benefits that new management can bring to the Company due to their experience in developing, launching and scaling new products and revenue channels.

- When will we see the results of the Company's new growth plan?

We have already witnessed results over the last several months. However, improving the Company's situation will take some time and patience.

We need our shareholders' help to ensure we have the opportunity to capture future potential by voting **"FOR"** a reverse stock split of each of our common stock and our Series C Preferred Stock.

Voting today **"FOR"** these proposals will allow NXT-ID to help us to continue to have improved access to the capital markets so that we can continue to develop our technology and meet the needs of a growing market.

- What about some of the negative internet chatter regarding this Special Meeting?

A few shareholders may not fully appreciate how a reverse stock split works, or why these proposals are so urgent and important. That's why we've created this website, to help educate and inform shareholders and encourage them to vote **"FOR"** both proposals.

Rather than rely on anonymous posters on the internet, shareholders may want to refer to what independent, third-party firms like **Glass Lewis and ISS** are recommending concerning the proxy.

Shareholders may also be relying on statements by anonymous posters on the Internet who may have an agenda that differs from what is in the best interests of **all stockholders** and are encouraging shareholders to oppose approving the proposals, even though **failure to approve the proposals would lead to the delisting of our common stock from Nasdaq.**

- Who are ISS and Glass Lewis? Why should I trust their opinions?

Glass Lewis & Co. and Institutional Shareholder Services (ISS) are **independent, third parties** whose recommendations are relied upon by thousands of institutional investors for impartial advice to help make their proxy voting decisions.

- ## If the reverse stock splits happen, will I still have my investment in NXT-ID?

After the reverse stock splits, each shareholder will hold the same percentage interest in the Company as before the reverse stock splits.

- ## If the reverse stock split proposals are approved, what will happen to the price of your common stock?

We cannot predict future stock price behavior, but if our common stock remains listed on Nasdaq, we have a new plan and new management, and **our stock can continue to reflect the Company's value.**

- ## Will voting for the reverse stock split proposals have any tax implications?

For more information, please refer to the sections titled "Certain United States Federal Income Tax Consequences" included under each of the proposals in the Definitive Proxy Statement on Schedule 14A filed by the Company on September 17, 2021.

- ## Why is the Company's common stock under threat of delisting?

Nasdaq has certain requirements for securities to remain listed on its exchange, including a "minimum bid price" listing requirement. For purposes of the Company remaining on Nasdaq, Nasdaq's minimum price per share is $1.00, and NXT-ID's stock has traded below this price for much of this year despite the recent efforts of the Company's new management to counteract this decline. This ultimately caused Nasdaq to notify the Company that its common stock will be delisted as soon as October 18, 2021 unless we obtain approval from our shareholders for the reverse stock split proposals.

- ## What happens when a stock is delisted?

If a stock is delisted from Nasdaq, this adversely affects the ability to trade it.

All investors will likely find it more difficult to sell, or to obtain accurate quotations in seeking to trade, delisted common stock in an over-the-counter market.

- ## What happens to my shares when a stock is delisted?

You will likely find it more difficult to sell, or to obtain accurate quotations in seeking to trade, our common stock in an over-the-counter market, which is where our common stock would be quoted if it is delisted from Nasdaq.

Below is a copy of the Text:

Vote Nxt-ID! Avoid Nasdaq delisting; Vote 4 both reverse split proposals! Your vote matters! Please call: 888-742-1305 Txt STOP to OptOut

* * *

Note: Notwithstanding the foregoing or anything to the contrary contained herein, as a precaution due to the outbreak of the coronavirus (COVID-19), the Company is planning for the possibility that there may be limitations on attending the Special Meeting in person, or the Company may decide to hold the Special Meeting on a different date, at a different location or by means of remote communication (i.e., a “virtual meeting”).